UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 18, 2010

QuickLogic Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-22671	77-0188504
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1277 Orleans Drive, Sunnyvale, CA	94089-1138
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 990-4000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) and (c)

On November 18, 2010, QuickLogic Corporation (the “Company”) announced that Andrew J. Pease, the Company’s President, will be appointed to the position of President and Chief Executive Officer effective as of January 3, 2011. E. Thomas Hart, the Company’s current Chairman of the Board and Chief Executive Officer, will continue as the Company’s Executive Chairman of the Board. Mr. Pease, age 60, has served as the Company’s President since March 30, 2009 and served as the Company’s Vice President, Worldwide Sales from November 2006 until his promotion to President. From July 2003 to June 2006, Mr. Pease was Vice President of Worldwide Sales of Broadcom Corporation, a global leader in semiconductors for wired and wireless communications. Mr. Pease holds a B.S. degree from the United States Naval Academy and an M.S. in computer science from the Naval Postgraduate School in Monterey, California. Mr. Hart, age 69, has served as QuickLogic’s Chief Executive Officer since March 2009 and served as President and Chief Executive Officer from June 1994 until March 2009. Mr. Hart has been a member of the Company’s Board of Directors since 1994 and Chairman of the Board of Directors since April 2001. Mr. Hart holds a B.S.E.E. degree from the University of Washington.

There are no arrangements or understandings between Mr. Pease and any other person pursuant to which Mr. Pease was selected as President and Chief Executive Officer of the Company and there are no arrangements or understandings between Mr. Hart and any other person pursuant to which Mr. Pease was selected as Executive Chairman of the Board of the Company. There are no family relationships between Messrs. Pease or Hart and any director, executive officer or any person nominated or chosen by the Company to become a director or executive officer.

ITEM 9.01(d)	EXHIBITS

99.1 Press release of QuickLogic Corporation dated November 18, 2010 announcing the appointment of Andrew J. Pease to the position of President and Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 18, 2010	QuickLogic Corporation

/s/ RALPH S. MARIMON
Ralph S. Marimon Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of QuickLogic Corporation dated November 18, 2010 announcing the appointment of Andrew J. Pease to the position of President and Chief Executive Officer.

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